Exhibit 5.9

41 South High Street, Suite 3300
Columbus, Ohio 43215-6104 U.S.A.
(614)628-0096
Fax: (614) 628-1433 www.btlaw.com

January 11, 2019

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as Ohio legal counsel to Scioto Downs, Inc., an Ohio corporation (the “Ohio Guarantor”) in connection with the transaction contemplated by the following documents:

1.

The registration statement on Form S-4 (the Registration Statement) to be filed by Eldorado Resorts, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to $600,000,000 in the aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”);

2.	the form of Exchange Notes; and

3.	the form of guarantees of Exchange Notes by the Ohio Guarantor and the other Guarantors;

4.	the Indenture dated September 20, 2018 (the “Indenture”) between Delta Merger Sub, Inc. (the “Escrow Issuer”) and U.S. Bank, National Association (the “Trustee”);

5.	the Supplemental Indenture dated October 1, 2018 (including the Guarantee set forth therein, the “Supplemental Indenture”) among Escrow Issuer, Trustee, Company and Guarantors;

6.

the Registration Rights Agreement dated September 20, 2018 (the “Registration Rights Agreement”) between Escrow Issuer and J.P. Morgan Securities LLC (the “Representative”), for itself and several Initial Purchasers listed on Schedule 1 thereto; and

7.	the Registration Rights Agreement Joinder dated September 20, 2018 (the “Registration Rights Agreement Joinder”) among Company and the Guarantors.

The above-referenced documents are sometimes collectively referred to as the “Transaction Documents.” All capitalized terms used but not defined herein shall have the same meaning herein as in the Registration Rights Agreement.

Atlanta     California     Chicago     Delaware     Indiana     Michigan     Minneapolis     Ohio     Texas     Washington D.C.

January 11, 2019

With your permission, all assumptions and statements of reliance herein, and in the schedules attached to this letter, have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated herein, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, and in the schedules attached to this letter, we are of the opinion that:

1.    The Ohio Guarantor has been duly organized and is validly existing and in good standing under the laws of the State of Ohio (the “Opinion State”).

2.    The Ohio Guarantor has full right, power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

3.    All action required to be taken by Ohio Guarantor for the due and proper authorization, execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been taken.

In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B to this letter, the factual information, representations and warranties represented to be true in each of the Transaction Documents and each of the following documents:

(i)    the Omnibus Officer’s Certificate dated October 1, 2018 (the “Officer’s Certificate”) made by the Chief Executive Officer of Ohio Guarantor and all exhibits thereto;

(ii)    a Certificate of Good Standing pertaining to Ohio Guarantor issued by the Ohio Secretary of State on January 10, 2019 (the “Certificate of Good Standing”);

(iii)    the Articles of Incorporation, as amended, certified by the Ohio Secretary of State on January 10, 2019 (the “Articles”) and Code of Regulations, as amended, of Ohio Guarantor (the “Code of Regulations”, and collectively with the Articles, the “Governing Documents”); and

(iv)    a copy of a certain Action by Written Consent of the Authorized Representatives of the Transaction Parties (as defined therein), including the Board of Directors of Ohio Guarantor, dated October 1, 2018, in the form attached to the Officer’s Certificate.

We have assumed without investigation that each of the documents identified in the sentence above (including all exhibits) is a true, accurate and complete copy of such document, and that each of the documents is in full force and effect and has not been amended or repealed.

BARNES&THORNBURG LLP

January 11, 2019

For purposes of each of the opinions in paragraph 1, we have relied exclusively upon the Certificate of Good Standing and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such Certificate of Good Standing. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit any disclosures necessary to prevent such information from being misleading.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the Opinion State and the federal laws of the United States of America. Some of the Transaction Documents provide that they are to be governed by the laws of the State of New York, and no opinions are provided in this letter regarding such laws. Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Transaction Documents of any type identified in Schedule D.

Our advice on each legal issue in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

Whenever we have stated we assumed any matter, it is intended to indicate that we have assumed such matter without making any factual, legal or other inquiry or investigation, and without expressing any opinions or conclusions of any kind concerning such matter.

We have made no examination of and express no opinion as to the business, operations or financial condition of any of Ohio Guarantor or any other persons or entities or the effect thereon of the transactions contemplated by the Transaction Documents. In this regard, we have assumed that the transactions contemplated under the Transaction Documents have been entered into by the parties thereto in good faith, there is no actual intent to hinder, delay or defraud any present or future creditor and that Ohio Guarantor is not engaged in business with unreasonably small capital, that Ohio Guarantor is not insolvent under applicable federal or Opinion State law as a result of the transactions contemplated by the Transaction Documents and that Ohio Guarantor has not incurred debts beyond its ability to pay, as to which matters we understand you have satisfied yourself. We are not expressing any opinion as to the effect on the Transaction Documents or enforceability thereof if any such assumptions should be inaccurate.

The opinions set forth herein are limited to the matters directly addressed in this letter as of this date and no other opinions may be inferred or implied beyond the matters directly addressed. We have no obligation and do not undertake to advise you upon any change in the applicable law which may affect our opinion.

BARNES&THORNBURG LLP

January 11, 2019

This opinion is provided as a legal opinion only, not as a guaranty or warranty of the matters discussed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on by you for any other purpose and may not be relied upon for any purpose by any other person or entity.

Sincerely yours,

/s/ Barnes & Thornburg

AGH/CDP/MJA

BARNES&THORNBURG LLP

SCHEDULE A

Barnes & Thornburg LLP

Opinion Letter

General Qualifications

All of our opinions (“our opinions”) in the letter to which this Schedule is attached (“our letter”) are subject to each of the qualifications set forth in this Schedule.

1.    Creditors’ Rights. Each of our opinions is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, failure of consideration, illegality and other similar laws. This exception includes:

a.    the United States Bankruptcy Code (the “Federal Bankruptcy Code”) and thus comprehends, among others, matters of turnover, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

b.    all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

c.    state fraudulent transfer and conveyance laws; and

d.    judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

2.    Equitable Principles Limitation. Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

a.    governing availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

b.    affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

c.    requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

d.    requiring reasonableness in the performance and enforcement or an agreement by the party seeking enforcement of the contract;

e.    requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

f.    requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement;

g.    affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract; and

h.    which limit the enforceability of provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, prepayment penalties or premiums, interest upon interest, and increased interest rates upon default.

3.    Other Common Qualifications. Each of our opinions is subject to the effect of rules of law that:

a.    limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

b.    provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

c.    limit the availability of a remedy under certain circumstances where another remedy has been elected;

d.    provide a time limitation after which a remedy may not be enforced;

e.    limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

f.    limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

g.    may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

h.    govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; and

i.    may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

4.    Other Qualifications.

a.    We express no opinion as to the strict enforceability of each and every remedy and provision of the Transaction Documents as our opinions above are subject to the effect of certain laws and judicial decisions which may limit the enforceability of certain provisions of the Transaction Documents (including, without limitation, the various qualifications described herein), provided, however, we do not believe that the remedies afforded thereby will be inadequate for the practical realization of the benefits intended to be provided by the Transaction Documents, taken as a whole.

b.    We have made no examination of, and express no opinion as to (i) any document or instrument referred to in the Transaction Documents or delivered pursuant to the provisions thereof or relating thereto (other than, in each case the Transaction Documents); (ii) the enforceability of provisions which purport to give a party any right to an injunction or power of attorney; or (iii) the enforceability of provisions purporting to establish a statute of limitations for claims.

c.    We express no opinion as to whether any consent, written or not, which a party may be requested to provide to Ohio Guarantor as to any matter under the Transaction Documents may or may not be unreasonably withheld.

SCHEDULE B

Barnes & Thornburg LLP

Opinion Letter

Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1.    Each of the parties (other than Ohio Guarantor) to the Transaction Documents validly exists and is in good standing in its jurisdiction of organization.

2.    The Transaction Documents constitute valid and binding obligations of each party (other than Ohio Guarantor) to the Transaction Documents and are enforceable against a party to the Transaction Documents in accordance with their terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

3.    Each of the parties to the Transaction Documents (other than Ohio Guarantor) has satisfied those legal requirements that are applicable to it to the extent necessary to entitle it to enforce the Transaction Documents against Ohio Guarantor.

4.    Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

5.    There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

6.    The conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability.

7.    The parties to the Transaction Documents have acted in good faith and without notice of any defense against the enforcement of any rights created by the Transaction Documents, or adverse claim to any property, securities, or security interest transferred or created as part of, the transactions contemplated by the Transaction Documents (the “Transactions”).

8.    There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

9.    All parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

10.    Ohio Guarantor will not in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which Ohio Guarantor may be subject.

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11.    That all decisional authorities, statutes, rules and regulations comprising the applicable law for which we are assuming responsibility are published or otherwise generally accessible, in each case in a manner generally available to lawyers practicing in Ohio.

12.    That each of the Transaction Documents has been executed and delivered for fair consideration actually received, and reasonably equivalent value.

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SCHEDULE C

Barnes & Thornburg LLP

Opinion Letter

Excluded Law and Legal Issues

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.	Federal Reserve Board margin regulations;

2.	Pension and employee benefit laws and regulations (e.g., ERISA);

3.	Federal and state antitrust and unfair competition laws and regulations;

4.	Federal and state environmental laws and regulations;

5.	Federal and state tax laws and regulations;

6.	Federal and state racketeering laws and regulations (e.g., RICO);

7.	Federal and state health and safety laws and regulations (e.g., OSHA);

8.	Federal and state labor laws and regulations;

9.	The effect of any federal or state law, regulation or order which hereafter becomes effective;

10.	Federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations;

11.

Federal and state securities laws and regulations (including the Investment Company Act of 1940 (except as set forth in paragraph 11) and all other laws and regulations administered by the United States Securities and Exchange Commission), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

12.	The Equal Credit Opportunity Act;

13.	Zoning ordinances or land use statutes, regulations, or requirements of the Opinion State or any local jurisdictions;

14.	The requirements for the conduct of the business of Ohio Guarantor, or compliance by Ohio Guarantor with any such requirements; and

15.

Any laws relating to terrorism or money-laundering, including (i) the “United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56) and (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.”

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SCHEDULE D

Barnes & Thornburg LLP

Opinion Letter

Excluded Provisions

None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Transaction Documents:

1.	Choice-of-law provisions.

2.

Indemnification for (i) negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws; or (ii) attorney fees, expenses or costs arising out of suits among parties to the Transaction Documents unless otherwise expressly and explicitly stated in the indemnity provision.

3.	Provisions mandating contribution towards judgments or settlements among various parties.

4.

Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits to the extent they cannot be waived under applicable law.

5.

Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, and increased interest rates upon default.

6.	Time-is-of-the-essence clauses.

7.	Provisions which provide a time limitation after which a remedy may not be enforced.

8.	Confession of judgment clauses.

9.

Agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

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10.	Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

11.	Provisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.

12.	Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

13.	Provisions which purport to award attorneys’ fees solely to one party.

14.	Arbitration agreements.

15.	Provisions purporting to create a trust or constructive trust without compliance with applicable trust law.

16.

Provisions in the Transaction Documents requiring Ohio Guarantor to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not the Transaction Documents.

17.

Provisions in the Transaction Documents providing that (i) if any term, restriction, covenant, agreement or promise in such instruments are found to be unreasonable, unlawful, or otherwise invalid and for that reason unenforceable, then such term, restriction, covenant, agreement or promise shall be deemed to be modified to the extent necessary to make it enforceable; or (ii) if any provision in any of such instruments is found to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the same instrument, or such instrument shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

18.	Provisions in the Transaction Documents providing a right to set off against any payments.

19.

We have made no examination of, and express no opinion as to (i) any document or instrument referred to in the Transaction Documents or delivered pursuant to the provisions thereof or relating thereto other than another Transaction Document; (ii) the enforceability of provisions which purport to give a party to the Transaction Documents the right to an injunction or to the appointment of a receiver; or (iii) the enforceability of provisions purporting to establish a statute of limitations for claims made against a party.

20.	Provisions, if any, which are contrary to the public policy of any jurisdiction.

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21.

Waivers of rights by Ohio Guarantor to the extent inconsistent with federal or state law or the applicable Rules of Trial procedure and in particular, but not by way of limitation, we exclude from our opinion provisions purporting to waive personal service or objections based on improper venue or forum non conveniens and including provisions purporting to waive Ohio Guarantor’s right to a trial by jury or right to assert any counterclaims or other defenses in any litigation arising from or in connection with the Transaction Documents.

22.

Provisions of the Transaction Documents (i) providing for the creation of a power of attorney in a party on behalf of Ohio Guarantor; (ii) purporting to waive notice or establish reasonable notice; (iii) purporting to give any party self-help remedies to the extent such self-help remedies are inconsistent with the provisions of state law; or (iv) whereby Ohio Guarantor agrees not to follow certain Federal Bankruptcy rules and orders and as to relief under bankruptcy laws.

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